Exhibit 21

SUBSIDIARIES OF UNITED PARCEL SERVICE, INC.
As of December 31, 2022

Name of Subsidiary	Jurisdiction of Organization

Bomi Holding S.r.l.	Italy
BT Property Holdings, Inc.	Delaware
BT Realty II, Inc.	Maryland
BT Realty, Inc.	Maryland
C.C. & E. I, L.L.C.	Delaware
Coyote Logistics, LLC	Delaware
Coyote Logistics Midco, Inc.	Delaware
Marken Logistics GmbH	Germany
Marken Limited	United Kingdom
Roadie, Inc.	California
The UPS Store, Inc.	Delaware
UPS Asia Group Pte. Ltd.	Singapore
United Parcel Service Canada Ltd.	Canada
United Parcel Service Co.	Delaware
United Parcel Service Czech Republic, s.r.o.	Czechia
United Parcel Service General Services Co.	Delaware
United Parcel Service Italia SRL	Italy
United Parcel Service Nederlands B.V.	Netherlands
United Parcel Service of America, Inc.	Delaware
United Parcel Service LLC & Co. OHG	Germany
United Parcel Service, Inc.	Ohio
UPICO Corporation	Delaware
UPINSCO, Inc.	Georgia
United Parcel Service Deutschland S.à.r.l. & Co. OHG	Germany
UPS Expedited Mail Services, Inc.	Delaware
United Parcel Service France SAS	France
UPS Global Treasury Plc	United Kingdom
UPS Grundstucksverwaltungs GmbH	Germany
UPS Limited	United Kingdom
UPS SCS, Inc.	Canada
UPS Supply Chain Solutions, Inc.	Delaware
UPS Worldwide Forwarding, Inc.	Delaware

The names of particular subsidiaries are omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.